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                                                                Exhibit 23.1







INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
Commercial Federal Corporation on Form S-4 of our report dated March 19, 1996, appearing in the Form 8-K of Commercial Federal Corporation for the year ended June 30, 1995 (on the restated financial statements which give retroactive effect to the merger of Commercial Federal Corporation and Railroad Financial Corporation which has been accounted for as a pooling of interest) and to the reference to us under the headings "Federal Income Tax Consequences" and "Experts" in the Prospectus/Proxy, which is part of this Registration Statement.


/s/Deloitte & Touche LLP




Deloitte & Touche LLP
Omaha, Nebraska
July 22, 1996